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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 333-70663
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                           NOTIFICATION OF LATE FILING


(Check One):   [X] Form 10-K    [_] Form 11-K    [_] Form 20-F    [_] Form 10-Q
               [_] Form N-SAR

                       For Period Ended: December 31, 2001
                                         -----------------

     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

CONNECTIVCORP
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Full Name of Registrant


SPINROCKET.COM, INC.
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Former Name if Applicable

750 Lexington Avenue, 23rd Floor
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Address of Principal Executive Office (Street and Number)

New York, New York 10022
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City, State and Zip Code


                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     | (a) The reasons described in reasonable detail in Part III of this
     |     form could not be eliminated without unreasonable effort or
     |     expense;
     |
     | (b) The subject annual report, semi-annual report, transition report
     |     on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
[X]  |     thereof will be filed on or before the 15th calendar day
     |     following the prescribed due date; or the subject quarterly
     |     report or transition report on Form 10-Q, or portion thereof will
     |     be filed on or before the fifth calendar day following the
     |     prescribed due date; and
     |
     | (c) The accountant's statement or other exhibit required by Rule
     |     12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The registrant is unable to file its Annual Report (the "Annual Report") on Form 10-KSB for its fiscal year ended December 31, 2001 by the prescribed date of March 31, 2002 without unreasonable effort or expense because not all of the necessary information is available for the preparation of its financial statements. The registrant is requesting additional time through this Notification of Late Filing to be able to accumulate and report accurate financial information and finalize its financial statements. The registrant intends to file the Annual Report on or prior to the prescribed extended date.


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                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


               ELLIOT GOLDMAN                        (212) 750-5858
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                  (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No


CONNECTIVCORP
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date April 1, 2002                 By  /s/ ELLIOT GOLDMAN
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                                   Elliot Goldman
                                   President